Exhibit 99

Contact:	Christi Woodworth
Vice President of Public Relations
(405) 225-5602

Sonic Announces Departure of Executive Vice President

Responsibilities to be Reallocated within Organization

OKLAHOMA CITY (May 26, 2015) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that Stephen C. Vaughan, the company’s Executive Vice President of Franchise Operations, Finance and Planning, will resign from the position effective June 19, 2015. Vaughan will continue to serve SONIC in a transition role through that date. Vaughan is leaving Sonic to be President and Chief Financial Officer of Café Rio, a fast casual Mexican restaurant chain prominent in the Western United States. The company also announced that, upon Vaughan’s resignation, his responsibilities will be reallocated among current members of management and the company will be adding additional members to management on a progressive basis throughout the year.

“In the more than 23 years that Steve has been with Sonic, he has made significant contributions to the brand, which during that time has grown from $850 million in system sales to more than $4.2 billion. His financial acumen combined with his strategic and steady leadership has positively influenced everyone in the Sonic brand. We thank him for his dedication, loyalty and passion for the brand,” said Cliff Hudson, CEO. “While we are disappointed that Steve is departing, we have an incredibly talented management team that will guide our continued growth of the brand.”

“I have thoroughly enjoyed my time at Sonic and will remain a lifelong fan of the Sonic brand,” said Steve Vaughan. “I will forever be grateful for the tremendous opportunities Sonic provided me as well as for the strong relationships I have had the good fortune to establish with my co-workers and our franchisees during my tenure. At the same time, I am very excited about joining the Café Rio team and utilizing the experience I’ve gained at Sonic to help facilitate their growth plans.”

Vaughan joined Sonic in 1992, serving in various roles including internal auditor, controller, treasurer and vice president of performance analysis, as well as chief financial officer, prior to his most recent role.

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Oklahoma called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

SONC-G